Exhibit (j)







                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post Effective Amendment No. 31 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Tax Free Money Fund, of our report dated July 14, 2000 on the financial statements and financial highlights appearing in the May 31, 2000 Annual Report to the Shareholders of Scudder Tax Free Money Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Administratie Fee" and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 11, 2000